Exhibit (j)(2)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of the U.S. Monthly Income Fund for Puerto Rico Residents, Inc. (formerly known as U.S. Municipal & Income Fund, Inc.) of our report dated March 4, 2021, relating to the statement of changes in net assets [financial statement] of U.S. Monthly Income Fund for Puerto Rico Residents, Inc., which appears in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

March 30, 2022

PricewaterhouseCoopers LLP, 304 Ponce de Leon, Suite 800, San Juan, PR 00918

T: (787) 754 9090, www.pwc.com/us

Exhibit (j)(3)

Report of Independent Auditors

To the Board of Directors of

U.S. Monthly Income Fund for Puerto Rico Residents, Inc.

We have audited the statement of changes in net assets of the U.S. Monthly Income Fund for Puerto Rico Residents, Inc. (formerly known as U.S. Municipal & Income Fund, Inc. and hereinafter referred to as the “Fund”) for the year ended December 31, 2020 (not presented herein) appearing in the Fund’s 2021 Annual Report, which is incorporated by reference in this Registration Statement on Form N-1A, and is hereinafter referred to as the “financial statement”.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Fund’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of changes in net assets for the year ended December 31, 2020 (not presented herein) appearing in the Fund’s 2021 Annual Report, which is incorporated by reference in this Registration Statement on Form N-1A, presents fairly, in all material respects, the changes in net assets of the U.S. Monthly Income Fund for Puerto Rico Residents, Inc. (formerly known as U.S. Municipal & Income Fund, Inc.) for the year ended December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

March 4, 2021

CERTIFIED PUBLIC ACCOUNTANTS

(OF PUERTO RICO)

License No. LLP-216 Expires Dec. 1, 2022

Stamp E473723 of the P.R. Society of

Certified Public Accountants has been

affixed to the file copy of this report

PricewaterhouseCoopers LLP, 304 Ponce de Leon, Suite 800, San Juan, PR 00918

T: (787) 754 9090, www.pwc.com/us